EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-100184 of PNM Resources, Inc. on Form S-8 of our report dated September 10, 2004, appearing in this Report on Form 11-K of the PNM Resources, Inc. Employee Stock Purchase Plan for the year ended June 30, 2004.

/s/ Grant Thornton LLP

Albuquerque, New Mexico

September 28, 2004